Exhibit 99.1

ESH Acquisition Corp. Announces Upcoming Automatic Unit Separation

New York, New York, July 20, 2023 – ESH Acquisition Corp. (NASDAQ: ESHAU) (the “Company”) announced today that, on July 21, 2023, the Company’s units will no longer trade, and that the Company’s common stock and rights, which together comprise the units will commence trading separately. The common stock and rights will be listed on the Nasdaq Global Market and trade with the ticker symbols “ESHA” and “ESHAR,” respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one share of Class A common stock and one right. Each right entitles the holder to receive one-tenth (1/10) of one share of its Class A common stock upon the consummation of the Company’s initial business combination. Purchases of units that are made after market close on July 20, 2023, may not settle prior to the unit separation date and, accordingly, the number of rights and warrants issued to such purchasers may not reflect the rights and warrants underlying such recently purchased units.

About ESH Acquisition Corp.

The Company is a newly organized blank check company formed for  the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on businesses that are focused in the music and entertainment, sports and hospitality industries.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the closing of the offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the “Risk Factors” section of the preliminary prospectus used in connection with the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. No assurance can be given the offering discussed above will be completed on the terms described, or at all, or the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Jonathan Morris

jonathan@eshacquisition.com

(407) 720-9250